Exhibit 99.1

COMPANY CONTACTS:

Diane Morefield

EVP, Chief Financial Officer

Strategic Hotels & Resorts, Inc.

(312) 658-5740

Jonathan Stanner

VP, Capital Markets & Treasurer

Strategic Hotels & Resorts, Inc.

(312) 658-5746

FOR IMMEDIATE RELEASE

MONDAY, JUNE 2, 2014

STRATEGIC HOTELS & RESORTS, INC. ANNOUNCES UPDATED GUIDANCE RANGES TO

REFLECT RECENT TRANSACTION ACTIVITY

Raises Guidance Ranges for Comparable EBITDA and Comparable FFO per fully diluted share

CHICAGO – June 2, 2014 – Strategic Hotels & Resorts, Inc. (the “Company”) (NYSE: BEE) today announced that management is raising its guidance ranges for full year 2014 Comparable EBITDA and Comparable FFO per fully diluted share to reflect the closing of the common equity offering, the acquisition of the remaining 63.6 percent interest in the Hotel del Coronado, which is expected to close in early June, and the redemption of the 8.25% Series C Cumulative Redeemable Preferred Stock, which is expected to be completed in early July.

For the year ending December 31, 2014, the Company anticipates that Comparable EBITDA will be in the range of $230.0 million to $250.0 million and Comparable FFO in the range of $0.59 and $0.68 per fully diluted share. Management is also reaffirming its guidance for Total United States RevPAR and Total RevPAR growth in the range between 5.0 percent to 7.0 percent, and EBITDA margin expansion of 120-200 basis points.

Guidance Metrics	Previous Range	Revised Range
RevPAR	5.0% - 7.0%	5.0% - 7.0%
Total RevPAR	5.0% - 7.0%	5.0% - 7.0%
EBITDA Margin expansion	120 - 200 basis points	120 - 200 basis points
Comparable EBITDA	$210M - $230M	$230M - $250M
Comparable FFO per diluted share	$0.57 - $0.67	$0.59 - $0.68

Note: The Comparable FFO per fully diluted share range reflects the recently announced sale of 41.4 million shares of common stock at $10.50 per share, including 5.4 million shares of common stock issued pursuant to the exercise in full of the underwriters’ over-allotment option

About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value enhancing asset management of high-end hotels and resorts in the United States and Europe. The company currently has ownership interests in 16 properties with an aggregate of 7,862 rooms and 835,000 square feet of multi-purpose meeting and banqueting space.

This press release contains forward-looking statements about the Company. Except for historical information, the matters discussed in this press release, including the Company’s intended use of proceeds, are forward-looking statements subject to certain risks and uncertainties. Actual results could differ materially from the Company’s projections. Factors that may contribute to these differences include, but are not limited to the following: conditions to closing the acquisition of the Hotel del Coronado may not be satisfied, closing on the acquisition of the Hotel del Coronado may be delayed, the effects of economic conditions and disruption in financial markets upon business and leisure travel and the hotel markets in which the Company invests; the Company’s liquidity and refinancing demands; the Company’s ability to obtain, refinance or extend maturing debt; the Company’s ability to maintain compliance with covenants contained in its debt facilities; stagnation or deterioration in economic and market conditions, particularly impacting business and leisure travel spending in the markets where the Company’s hotels operate and in which the Company invests, including luxury and upper upscale product; general volatility of the capital markets and the market price of the Company’s shares of common stock; availability of capital; the Company’s ability to dispose of properties in a manner consistent with its investment strategy and liquidity needs; hostilities and security concerns, including future terrorist attacks, or the apprehension of hostilities, in each case that affect travel within or to the United States, Germany or other countries where the Company invests; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to maintain effective internal control over financial reporting and disclosure controls and procedures; risks related to natural disasters; increases in interest rates and operating costs, including insurance premiums and real property taxes; delays and cost-overruns in construction and development; marketing challenges associated with entering new lines of business or pursuing new business strategies; the Company’s failure to maintain its status as a REIT; changes in the competitive environment in the Company’s industry and the markets where the Company invests; changes in real estate and zoning laws or regulations; legislative or regulatory changes, including changes to laws governing the taxation of REITs; changes in generally accepted accounting principles, policies and guidelines; and litigation, judgments or settlements.

Additional risks are discussed in the Company’s filings with the SEC, including those appearing under the heading “Item 1A. Risk Factors” in the Company’s most recent Form 10-K and subsequent Form 10-Qs. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

- 2 --###-

The following tables reconcile projected 2014 net income attributable to common shareholders to projected Comparable EBITDA, Comparable FFO and Comparable FFO per diluted share (in millions, except per share data):

	Low Range	High Range
Net Income Attributable to Common Shareholders	$289.5	$309.5
Depreciation and Amortization	134.9	134.9
Interest Expense	86.7	86.7
Income Taxes	3.1	3.1
Non-controlling Interests	1.3	1.3
Adjustments from Consolidated Affiliates	(16.1)	(16.1)
Adjustments from Unconsolidated Affiliates	7.9	7.9
Preferred Shareholder Dividends	13.7	13.7
Preferred Stock Redemption Liability	3.7	3.7
Realized Portion of Deferred Gain on Sale Leasebacks	(0.2)	(0.2)
Gain on Sale of Asset	(155.8)	(155.8)
Gain on Consolidation of Affiliate	(141.1)	(141.1)
Other Adjustments	2.4	2.4

Comparable EBITDA	$230.0	$250.0

	Low Range	High Range
Net Income Attributable to Common Shareholders	$289.5	$309.5
Depreciation and Amortization	134.1	134.1
Realized Portion of Deferred Gain on Sale Leasebacks	(0.2)	(0.2)
Gain on Sale of Asset	(155.8)	(155.8)
Gain on Consolidation of Affiliate	(141.1)	(141.1)
Non-controlling Interests	1.2	1.2
Adjustments from Consolidated Affiliates	(8.6)	(8.6)
Adjustments from Unconsolidated Affiliates	4.8	4.8
Interest Rate Swap OCI Amortization	8.9	8.9
Preferred Stock Redemption Liability	3.7	3.7
Other Adjustments	2.1	2.1

Comparable FFO	$138.6	$158.6
Comparable FFO per Diluted Share	$0.59	$0.68

- 3 --###-